NEWS RELEASE
FOR IMMEDIATE RELEASE
October 27, 2017
CAPITOL FEDERAL® FINANCIAL, INC.
REPORTS FISCAL YEAR 2017 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the fiscal year ended September 30, 2017. Detailed results will be available in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017, which will be filed with the Securities and Exchange Commission ("SEC") on or about November 29, 2017 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the fourth quarter include:

•	net income of $20.6 million;

•	basic and diluted earnings per share of $0.15;

•	net interest margin of 1.84% (2.21% excluding the effects of the leverage strategy); and

•	dividends paid of $11.4 million, or $0.085 per share.

Highlights for the fiscal year include:

•	net income of $84.1 million;

•	basic and diluted earnings per share of $0.63;

•	net interest margin of 1.79% (2.15% excluding the effects of the leverage strategy);

•	dividends paid of $118.0 million, or $0.88 per share; and

•	declared a fiscal year 2017 cash true-up dividend of $0.29 per share, payable on December 1, 2017.

Comparison of Operating Results for the Years Ended September 30, 2017 and 2016

For fiscal year 2017, the Company recognized net income of $84.1 million, or $0.63 per share, compared to net income of $83.5 million, or $0.63 per share, for fiscal year 2016. The increase in net income was due primarily to a $3.2 million increase in net interest income, partially offset by a $1.1 million decrease in non-interest income. Additionally, no provision for credit losses was recorded in fiscal year 2017, compared to a negative provision for credit losses of $750 thousand in fiscal year 2016.

The net interest margin increased four basis points, from 1.75% for the prior fiscal year to 1.79% for the current fiscal year. Excluding the effects of the leverage strategy, the net interest margin would have increased five basis points, from 2.10% for the prior fiscal year to 2.15% for the current fiscal year. The increase in the net interest margin was due mainly to a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans, partially offset by a decrease in the weighted average yield on loans. The positive impact of the decrease in interest expense on borrowings not related to the leverage strategy was offset by an increase in interest expense on deposits.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 13 basis points, from 2.74% for the prior fiscal year to 2.87% for the current fiscal year, while the average balance of interest-earning assets decreased $100.0 million from the prior fiscal year. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased six basis points, from 3.21% for the prior fiscal year to 3.27% for the current fiscal year, while the average balance would have decreased $59.6 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$253,393	$243,311	$10,082	4.1%
Mortgage-backed securities ("MBS")	23,809	29,794	(5,985)	(20.1)
Cash and cash equivalents	19,389	9,831	9,558	97.2
Federal Home Loan Bank Topeka ("FHLB") stock	12,233	12,252	(19)	(0.2)
Investment securities	4,362	5,925	(1,563)	(26.4)
Total interest and dividend income	$313,186	$301,113	$12,073	4.0

The increase in interest income on loans receivable was due to a $384.4 million increase in the average balance of the portfolio, partially offset by a six basis point decrease in the weighted average yield on the portfolio to 3.54% for the current fiscal year. Loan growth was funded through cash flows from the securities portfolio. The decrease in the weighted average yield was due primarily to endorsements and refinances repricing loans to lower market rates, the origination and purchase of loans at rates lower than the overall loan portfolio rate at certain points during each year, and an increase in the amortization of premiums related to correspondent loans.

The decrease in interest income on the MBS portfolio was due to a $278.1 million decrease in the average balance of the portfolio as cash flows not reinvested were used primarily to fund loan growth and pay off maturing FHLB borrowings. The weighted average yield on the MBS portfolio increased one basis point, from 2.18% during the prior fiscal year to 2.19% for the current fiscal year. Net premium amortization of $4.2 million during the current fiscal year decreased the weighted average yield on the portfolio by 39 basis points. During the prior fiscal year, $5.0 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 37 basis points. As of September 30, 2017, the remaining net balance of premiums on our portfolio of MBS was $9.0 million.

The increase in interest income on cash and cash equivalents was due to a 45 basis point increase in the weighted average yield resulting from an increase in the yield earned on balances held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City").

The decrease in interest income on investment securities was due to a $140.1 million decrease in the average balance. Cash flows not reinvested in the portfolio were used primarily to fund loan growth and pay off maturing FHLB borrowings.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 10 basis points, from 1.11% for the prior fiscal year to 1.21% for the current fiscal year, while the average balance of interest-bearing liabilities decreased $76.2 million from the prior year fiscal year. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased one basis point, from 1.28% for the prior fiscal year to 1.29% for the current fiscal year, while the average balance of interest-bearing liabilities would have decreased $35.8 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$68,871	$65,091	$3,780	5.8%
Deposits	42,968	37,859	5,109	13.5
Repurchase agreements	5,965	5,981	(16)	(0.3)
Total interest expense	$117,804	$108,931	$8,873	8.1

The table above includes interest expense on FHLB borrowings both associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $4.6 million from the prior fiscal year due to a $221.0 million decrease in the average balance of the portfolio as a result of not replacing all of the advances that matured between periods. Funds generated from deposit growth were primarily used to pay off the maturing advances, along with some cash flows from the securities portfolio. The weighted average rate paid on FHLB borrowings not related to the leverage strategy increased one basis point, to 2.24% for the current fiscal year. Interest expense on FHLB borrowings associated with the leverage strategy increased $8.4 million from the prior fiscal year due to a 43 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to a seven basis point increase in the weighted average rate, to 0.82% for the current fiscal year, along with growth in the portfolio. The increase in the weighted average rate was primarily related to the retail certificate of deposit portfolio, which increased 10 basis points to 1.46% for the current fiscal year. The average balance of the deposit portfolio increased $185.2 million during the current fiscal year, with the majority of the increase in retail deposits.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") did not record a provision for credit losses during the current fiscal year, compared to a negative provision for credit losses of $750 thousand during the prior fiscal year. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary for the current fiscal year. Net loan charge-offs were $142 thousand during the current fiscal year compared to $153 thousand in the prior fiscal year. At September 30, 2017, loans 30 to 89 days delinquent were 0.26% of total loans and loans 90 or more days delinquent or in foreclosure were 0.13% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$15,053	$14,835	$218	1.5%
Income from bank-owned life insurance ("BOLI")	2,233	3,420	(1,187)	(34.7)
Other non-interest income	4,910	5,057	(147)	(2.9)
Total non-interest income	$22,196	$23,312	$(1,116)	(4.8)

The decrease in income from BOLI was due mainly to the receipt of a death benefit during the prior fiscal year with no such death benefit in the current fiscal year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$43,437	$42,378	$1,059	2.5%
Information technology and communications	11,282	10,540	742	7.0
Occupancy, net	10,814	10,576	238	2.3
Regulatory and outside services	5,821	5,645	176	3.1
Deposit and loan transaction costs	5,284	5,585	(301)	(5.4)
Advertising and promotional	4,673	4,609	64	1.4
Federal insurance premium	3,539	5,076	(1,537)	(30.3)
Office supplies and related expense	1,981	2,640	(659)	(25.0)
Low income housing partnerships	—	3,872	(3,872)	(100.0)
Other non-interest expense	2,827	3,384	(557)	(16.5)
Total non-interest expense	$89,658	$94,305	$(4,647)	(4.9)

The increase in salaries and employee benefits was due primarily to an increase in employee health care costs. The increase in information technology and communications was due largely to software licensing expenses, website hosting expenses, and communication network expenses. The decrease in federal insurance premiums was due primarily to a decrease in the Federal Deposit Insurance Corporation base assessment rate effective July 1, 2016. The decrease in office supplies and related expense was due primarily to lower debit card expenses compared to the prior fiscal year, during which time the Bank began issuing debit cards enabled with chip card technology. The decrease in low income housing partnerships expense was due to a change in the Bank's method of accounting for those investments. The Bank had been accounting for these partnerships using the equity method of accounting as two of the Bank's officers were involved in the operational management of the low income housing partnership investment group. Effective September 30, 2016, those two Bank officers discontinued their involvement in the operational management of the investment group. On October 1, 2016, the Bank began using the proportional method of accounting for those investments rather than the equity method. As a result, the Bank no longer reports low income housing partnership expenses in non-interest expense; rather, the pretax operating losses and related tax benefits from the investments are reported as a component of income tax expense. The decrease in other non-interest expense was due mainly to a decrease in other real estate owned ("OREO") operations expense, along with lower deposit account charge-offs related to debit card fraud in the current fiscal year.

The Company's efficiency ratio was 41.21% for the current fiscal year compared to 43.76% for the prior fiscal year. The improvement in the efficiency ratio was due primarily to lower non-interest expense in the current year compared to the prior year period. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $43.8 million for the current fiscal year compared to $38.4 million for the prior year fiscal year. The effective tax rate for the current fiscal year was 34.2% compared to 31.5% for the prior year fiscal year. The increase in effective tax rate was due mainly to the change in accounting method for low income housing partnerships as previously discussed. Management anticipates the effective tax rate for fiscal year 2018 will be approximately 34%.

Comparison of Operating Results for the Three Months Ended September 30, 2017 and June 30, 2017

For the quarter ended September 30, 2017, the Company recognized net income of $20.6 million, or $0.15 per share, compared to net income of $21.4 million, or $0.16 per share, for the quarter ended June 30, 2017. The decrease in net income was due primarily to an increase in non-interest expense. Net interest income increased $294 thousand, or 0.6%, from the prior quarter to $49.7 million for the current quarter. The net interest margin increased three basis point from 1.81% for the prior quarter to 1.84% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have increased five basis point from 2.16% for the prior quarter to 2.21% for the current quarter. The increase in the net interest margin was due mainly to a decrease in interest expense on borrowings not related to the leverage strategy. The Company's efficiency ratio was 42.26% for the current quarter compared to 41.30% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense in the current quarter compared to the prior quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased seven basis points from the prior quarter, to 2.98%, while the average balance of interest-earning assets decreased $126.6 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased four basis points from the prior quarter, to 3.32%, while the average balance would have decreased $104.5 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,329	$64,013	$316	0.5%
MBS	5,435	5,821	(386)	(6.6)
Cash and cash equivalents	6,669	5,619	1,050	18.7
FHLB stock	3,080	3,114	(34)	(1.1)
Investment securities	1,061	1,063	(2)	(0.2)
Total interest and dividend income	$80,574	$79,630	$944	1.2

The increase in interest income on loans receivable was due to a two basis point increase in the weighted average yield on the portfolio to 3.56% for the current quarter. The increase in the weighted average yield was due primarily to originating/purchasing loans at rates higher than the overall portfolio rate.

The decrease in interest income on MBS was due mainly to a $73.3 million decrease in the average balance of the portfolio. The weighted average yield on the portfolio increased one basis point, to 2.22% for the current quarter. During the current quarter, $937 thousand of net premiums on MBS were amortized, which decreased the weighted average yield on the portfolio by 39 basis points. During the prior quarter, $992 thousand of net premiums were amortized, which decreased the weighted average yield on the portfolio by 38 basis points.

The increase in interest income on cash and cash equivalents was due primarily to a 21 basis point increase in the weighted average yield, to 1.25% for the current quarter, resulting from an increase in the yield earned on balances held at the FRB of Kansas City.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased three basis points from the prior quarter, to 1.27%, while the average balance of interest-bearing liabilities decreased $110.3 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have decreased two basis points from the prior quarter, to 1.28%, and the average balance would have decreased $88.2 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$18,099	$17,884	$215	1.2%
Deposits	11,313	10,895	418	3.8
Repurchase agreements	1,504	1,487	17	1.1
Total interest expense	$30,916	$30,266	$650	2.1

The table above includes interest expense on FHLB borrowings both associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $890 thousand from the prior quarter due mainly to a 13 basis point decrease in the weighted average rate paid on the portfolio, to 2.12% for the current quarter, along with a $60.1 million decrease in the average balance of the portfolio. During the prior quarter, $300.0 million of advances with an effective rate of 3.24% matured, of which $200.0 million were replaced in the current quarter with an effective rate of 1.99%. Interest expense on FHLB borrowings associated with the leverage strategy increased $1.1 million from the prior quarter due to a 22 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due to a three basis point increase in the weighted average rate, to 0.86% for the current quarter. The increase in the weighted average rate was primarily related to the wholesale certificate of deposit portfolio, which increased 21 basis points to 1.17% for the current quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,930	$3,832	$98	2.6%
Income from BOLI	564	573	(9)	(1.6)
Other non-interest income	1,401	1,055	346	32.8
Total non-interest income	$5,895	$5,460	$435	8.0

The increase in other non-interest income was due primarily to a gain on the sale of loans during the current quarter and an increase in insurance commissions resulting from the receipt of annual commissions from certain insurance providers.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,049	$11,210	$(161)	(1.4)%
Information technology and communications	2,758	2,922	(164)	(5.6)
Occupancy, net	2,716	2,659	57	2.1
Regulatory and outside services	1,827	1,383	444	32.1
Deposit and loan transaction costs	1,366	1,304	62	4.8
Advertising and promotional	1,398	1,322	76	5.7
Federal insurance premium	888	879	9	1.0
Office supplies and related expense	511	492	19	3.9
Other non-interest expense	966	474	492	103.8
Total non-interest expense	$23,479	$22,645	$834	3.7

The increase in regulatory and outside services was due mainly to the timing of audit-related expenses. The increase in other non-interest expense was due primarily to an increase in OREO operations expense.

Income Tax Expense
Income tax expense was $11.5 million for the current quarter, compared to $10.8 million for the prior quarter. The effective tax rate was 35.8% for the current quarter and 33.6% for the prior quarter. The increase in effective tax rate was mainly a result of increasing income tax expense to account for the impact of a higher effective tax rate year-to-date, primarily a result of year-end tax accounting adjustments to the low income housing partnership investments and related deferred tax assets.

Financial Condition as of September 30, 2017

Total assets were $9.19 billion at September 30, 2017 compared to $9.27 billion at September 30, 2016. The $74.3 million decrease was due primarily to a $384.6 million decrease in the securities portfolio, partially offset by an increase in the loan portfolio.

The loans receivable portfolio, net, increased $237.0 million to $7.20 billion at September 30, 2017, from $6.96 billion at September 30, 2016. During the current fiscal year, the Bank originated and refinanced $698.5 million of loans with a weighted average rate of 3.68% and purchased $563.2 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.60%. The Bank also entered into participations of $67.7 million of commercial real estate loans with a weighted average rate of 3.98%, of which $43.2 million had not yet been funded as of September 30, 2017.

Loan activity in the current fiscal year decreased compared to the prior fiscal year due to the Bank managing the size of the loan portfolio as it manages its liquidity levels.  Loan volume has primarily been maintained through the rates offered to correspondent lenders.  Generally, over the past couple years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher cost liabilities, we have been able to maintain our net interest margin.  In addition to the repayment of securities, the Bank has emphasized growth in the deposit portfolio in part to pay down FHLB advances. The ratio of securities and cash to total assets was 17.4% at September 30, 2017, and we will be managing this ratio to approximately 15%. In the long run, management considers a ten percent ratio of stockholders' equity to total assets at the Bank as an appropriate level of capital. At September 30, 2017, this ratio was 13.1%.

The Bank continued to utilize a leverage strategy to increase earnings. The leverage strategy during the current fiscal year involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to each quarter end for regulatory purposes. The proceeds from the borrowings, net of the required FHLB stock holdings, which yielded approximately 6.4% during the current fiscal year, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, net of the interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $633 thousand during the current quarter and $2.8 million during the current fiscal year, compared to $2.3 million for the prior fiscal year. The increase was due primarily to a more positive interest rate spread between the yield earned on the cash held at the FRB of Kansas City and the rate paid on the related FHLB borrowings than in the prior fiscal year period, as well as to a decrease in federal insurance premiums attributed to the strategy and an increase in the yield on the FHLB stock attributed to the strategy.

Total liabilities were $7.82 billion at September 30, 2017 compared to $7.87 billion at September 30, 2016. FHLB borrowings decreased $198.6 million, to $2.17 billion at September 30, 2017, as certain maturing FHLB advances were not replaced. Deposits increased $145.9 million, to $5.31 billion at September 30, 2017, due mainly to increases in wholesale certificates and non-maturity retail deposits.

Stockholders' equity was $1.37 billion at September 30, 2017 compared to $1.39 billion at September 30, 2016. The $24.7 million decrease was due primarily to the payment of $118.0 million in cash dividends, partially offset by net income of $84.1 million. The cash dividends paid during the current fiscal year totaled $0.88 per share and consisted of a $0.29 per share cash true-up dividend related to fiscal year 2016 earnings per the Company's dividend policy, a $0.25 per share True Blue Capitol dividend, and four regular quarterly cash dividends totaling $0.34 per share.

On October 18, 2017, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.4 million, payable on November 17, 2017 to stockholders of record as of the close of business on November 3, 2017. On October 27, 2017, the Company announced a fiscal year 2017 cash true-up dividend of $0.29 per share, or approximately $39.0 million, related to fiscal year 2017 earnings. The $0.29 per share cash true-up dividend was determined by taking the difference between total earnings for fiscal year 2017 and total regular quarterly cash dividends paid during fiscal year 2017, divided by the number of shares outstanding as of October 24, 2017. The cash true-up dividend is payable on December 1, 2017 to stockholders of record as of the close of business on November 17, 2017, and is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal year 2017.

At September 30, 2017, Capitol Federal Financial, Inc., at the holding company level, had $120.8 million on deposit at the Bank. For fiscal year 2018, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	September 30,	June 30,	September 30,
	2017	2017	2016
	(Dollars in thousands)
Stockholders' equity	$1,368,313	$1,358,986	$1,392,964
Equity to total assets at end of period	14.9%	14.9%	15.0%

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2017.

Total shares outstanding	138,223,835
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,856,154)
Net shares outstanding	134,367,681

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank in accordance with regulatory standards. As of September 30, 2017, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at September 30, 2017.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	10.8%	5.0%
Common equity tier 1 capital ratio	27.2	6.5
Tier 1 capital ratio	27.2	8.0
Total capital ratio	27.3	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of September 30, 2017 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,204,781
Accumulated Other Comprehensive Income ("AOCI") adjustments	(2,918)
Total tier 1 capital	1,201,863
ACL	8,398
Total capital	$1,210,261

The Fiscal Year 2017 Annual Meeting of Stockholders will be held on January 23, 2018, and the voting record date will be December 1, 2017. Management plans to furnish the Company's September 30, 2017 annual proxy materials to stockholders via the internet. A notice containing instructions on how to access the proxy materials over the internet and vote online will be mailed to stockholders who are eligible to vote at the Fiscal Year 2017 Annual Meeting of Stockholders at least 40 days prior to the Annual Meeting. The notice will explain how a stockholder can arrange to have printed materials sent to them, if so desired. Proxy materials will include the definitive proxy statement for the Fiscal Year 2017 Annual Meeting of Stockholders, and the September 30, 2017 Annual Report to Stockholders.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
investorrelations@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	September 30,
	2017	2016
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $340,748 and $267,829)	$351,659	$281,764
Securities:
Available-for-sale ("AFS") at estimated fair value (amortized cost of $410,541 and $517,791)	415,831	527,301
Held-to-maturity at amortized cost (estimated fair value of $833,009 and $1,122,867)	827,738	1,100,874
Loans receivable, net (ACL of $8,398 and $8,540)	7,195,071	6,958,024
FHLB stock, at cost	100,954	109,970
Premises and equipment, net	84,818	83,221
Other assets	216,845	206,093
TOTAL ASSETS	$9,192,916	$9,267,247

LIABILITIES:
Deposits	$5,309,868	$5,164,018
FHLB borrowings	2,173,808	2,372,389
Repurchase agreements	200,000	200,000
Advance payments by borrowers for taxes and insurance	63,749	62,643
Income taxes payable, net	530	310
Deferred income tax liabilities, net	24,458	25,374
Accounts payable and accrued expenses	52,190	49,549
Total liabilities	7,824,603	7,874,283

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,223,835 and 137,486,172
shares issued and outstanding as of September 30, 2017 and 2016, respectively	1,382	1,375
Additional paid-in capital	1,167,368	1,156,855
Unearned compensation, ESOP	(37,995)	(39,647)
Retained earnings	234,640	268,466
AOCI, net of tax	2,918	5,915
Total stockholders' equity	1,368,313	1,392,964
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,192,916	$9,267,247

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2017	2017	2017	2016
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,329	$64,013	$253,393	$243,311
MBS	5,435	5,821	23,809	29,794
Cash and cash equivalents	6,669	5,619	19,389	9,831
FHLB stock	3,080	3,114	12,233	12,252
Investment securities	1,061	1,063	4,362	5,925
Total interest and dividend income	80,574	79,630	313,186	301,113

INTEREST EXPENSE:
FHLB borrowings	18,099	17,884	68,871	65,091
Deposits	11,313	10,895	42,968	37,859
Repurchase agreements	1,504	1,487	5,965	5,981
Total interest expense	30,916	30,266	117,804	108,931

NET INTEREST INCOME	49,658	49,364	195,382	192,182

PROVISION FOR CREDIT LOSSES	—	—	—	(750)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,658	49,364	195,382	192,932

NON-INTEREST INCOME:
Retail fees and charges	3,930	3,832	15,053	14,835
Income from BOLI	564	573	2,233	3,420
Other non-interest income	1,401	1,055	4,910	5,057
Total non-interest income	5,895	5,460	22,196	23,312

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,049	11,210	43,437	42,378
Information technology and communications	2,758	2,922	11,282	10,540
Occupancy, net	2,716	2,659	10,814	10,576
Regulatory and outside services	1,827	1,383	5,821	5,645
Deposit and loan transaction costs	1,366	1,304	5,284	5,585
Advertising and promotional	1,398	1,322	4,673	4,609
Federal insurance premium	888	879	3,539	5,076
Office supplies and related expense	511	492	1,981	2,640
Low income housing partnerships	—	—	—	3,872
Other non-interest expense	966	474	2,827	3,384
Total non-interest expense	23,479	22,645	89,658	94,305
INCOME BEFORE INCOME TAX EXPENSE	32,074	32,179	127,920	121,939
INCOME TAX EXPENSE	11,472	10,809	43,783	38,445
NET INCOME	$20,602	$21,370	$84,137	$83,494

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2017	2017	2017	2016
	(Dollars in thousands, except per share amounts)
Net income	$20,602	$21,370	$84,137	$83,494
Income allocated to participating securities	(8)	(11)	(44)	(66)
Net income available to common stockholders	$20,594	$21,359	$84,093	$83,428

Average common shares outstanding	134,189,943	134,170,638	134,019,962	132,982,815
Average committed ESOP shares outstanding	124,346	83,052	62,458	62,400
Total basic average common shares outstanding	134,314,289	134,253,690	134,082,420	133,045,215

Effect of dilutive stock options	89,747	106,080	161,442	131,161

Total diluted average common shares outstanding	134,404,036	134,359,770	134,243,862	133,176,376

Net earnings per share:
Basic	$0.15	$0.16	$0.63	$0.63
Diluted	$0.15	$0.16	$0.63	$0.63

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	506,539	492,360	200,800	886,417

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	September 30, 2017			June 30, 2017			September 30, 2016
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$3,959,232	3.70%	55.1%	$4,005,081	3.70%	55.4%	$4,005,615	3.74%	57.6%
Correspondent purchased	2,445,311	3.53	34.0	2,442,557	3.51	33.8	2,206,072	3.50	31.7
Bulk purchased	351,705	2.29	4.9	367,353	2.24	5.1	416,653	2.23	6.0
Construction	30,647	3.45	0.4	33,854	3.36	0.4	39,430	3.45	0.6
Total	6,786,895	3.56	94.4	6,848,845	3.55	94.7	6,667,770	3.56	95.9
Commercial:
Permanent	183,030	4.24	2.6	148,485	4.18	2.0	110,768	4.16	1.6
Construction	86,952	3.80	1.2	107,079	3.99	1.5	43,375	4.13	0.6
Total	269,982	4.10	3.8	255,564	4.10	3.5	154,143	4.15	2.2
Total real estate loans	7,056,877	3.58	98.2	7,104,409	3.57	98.2	6,821,913	3.58	98.1

Consumer loans:
Home equity	122,066	5.40	1.7	119,822	5.27	1.7	123,345	5.01	1.8
Other	3,808	4.05	0.1	4,194	4.03	0.1	4,264	4.21	0.1
Total consumer loans	125,874	5.36	1.8	124,016	5.23	1.8	127,609	4.99	1.9
Total loans receivable	7,182,751	3.61	100.0%	7,228,425	3.60	100.0%	6,949,522	3.60	100.0%

Less:
ACL	8,398			8,486			8,540
Discounts/unearned loan fees	24,962			25,221			24,933
Premiums/deferred costs	(45,680)			(45,876)			(41,975)
Total loans receivable, net	$7,195,071			$7,240,594			$6,958,024

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the fiscal years ended September 30, 2017 and 2016, the Bank endorsed $53.1 million and $160.0 million of one- to four-family loans, respectively, reducing the average rate on those loans by 71 and 91 basis points, respectively.

	For the Three Months Ended
	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,228,425	3.60%	$7,182,346	3.59%	$7,061,557	3.58%	$6,949,522	3.60%
Originations and refinances:
Fixed	102,687	3.82	116,422	3.94	115,560	3.66	176,554	3.26
Adjustable	44,900	4.10	59,372	3.87	36,417	3.82	46,566	3.54
Purchases and participations:
Fixed	76,906	3.92	135,041	3.97	143,852	3.69	187,674	3.52
Adjustable	17,046	3.33	17,930	3.24	27,158	2.98	25,262	2.73
Change in undisbursed loan funds	21,823		13,648		37,862		3,696
Repayments	(307,909)		(295,988)		(239,072)		(326,839)
Principal (charge-offs) recoveries, net	(88)		39		(74)		(19)
Other	(1,039)		(385)		(914)		(859)
Ending balance	$7,182,751	3.61	$7,228,425	3.60	$7,182,346	3.59	$7,061,557	3.58

	For the Year Ended
	September 30, 2017		September 30, 2016
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,949,522	3.60%	$6,622,728	3.66%
Originations and refinances:
Fixed	511,223	3.62	606,365	3.52
Adjustable	187,255	3.83	166,539	3.65
Purchases and participations:
Fixed	543,473	3.73	720,253	3.64
Adjustable	87,396	3.03	143,679	3.36
Change in undisbursed loan funds	77,029		(142,027)
Repayments	(1,169,808)		(1,164,000)
Principal charge-offs, net	(142)		(153)
Other	(3,197)		(3,862)
Ending balance	$7,182,751	3.61	$6,949,522	3.60

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Year Ended
	September 30, 2017			September 30, 2017
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$31,918	3.27%	13.2%	$212,477	3.04%	16.0%
> 15 years	139,113	3.96	57.6	772,549	3.81	58.1
Commercial real estate	7,209	4.15	3.0	65,696	4.03	4.9
Home equity	1,187	5.93	0.5	3,510	5.87	0.3
Other	166	9.44	0.1	464	9.87	—
Total fixed-rate	179,593	3.86	74.4	1,054,696	3.68	79.3

Adjustable-rate:
One- to four-family:
<= 36 months	3,657	3.03	1.5	7,554	2.88	0.6
> 36 months	35,150	3.28	14.6	189,576	3.06	14.3
Commercial real estate	2,992	3.25	1.2	2,992	3.25	0.2
Home equity	19,643	5.24	8.1	72,245	5.03	5.4
Other	504	3.45	0.2	2,284	3.40	0.2
Total adjustable-rate	61,946	3.89	25.6	274,651	3.58	20.7

Total originated, refinanced and purchased	$241,539	3.87	100.0%	$1,329,347	3.66	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$70,692	3.92		$478,772	3.70
Participations - commercial real estate	6,214	3.95		64,701	4.01
Total fixed-rate purchased/participations	76,906	3.92		543,473	3.73

Adjustable-rate:
Correspondent - one- to four-family	14,054	3.35		84,404	3.02
Participations - commercial real estate	2,992	3.25		2,992	3.25
Total adjustable-rate purchased/participations	17,046	3.33		87,396	3.03

Total purchased/participation loans	$93,952	3.82		$630,869	3.64

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in September 2017, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2017					June 30, 2017					September 30, 2016
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,959,232	58.6%	767	63%	$135	$4,005,081	58.8%	767	63%	$135	$4,005,615	60.4%	766	63%	$132
Correspondent purchased	2,445,311	36.2	764	68	375	2,442,557	35.8	764	68	374	2,206,072	33.3	764	68	360
Bulk purchased	351,705	5.2	757	63	305	367,353	5.4	755	63	305	416,653	6.3	753	64	308
	$6,756,248	100.0%	765	65	182	$6,814,991	100.0%	765	65	182	$6,628,340	100.0%	765	65	175

One- to Four-Family Loan Commitments - The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of September 30, 2017, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$9,185	$27,814	$9,790	$46,789	3.58%
Correspondent	5,555	68,930	7,100	81,585	3.88
	$14,740	$96,744	$16,890	$128,374	3.77

Rate	3.21%	3.94%	3.28%

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and fiscal year, $13.6 million and $115.4 million, respectively, were refinanced from another lender.

	For the Three Months Ended			For the Year Ended
	September 30, 2017			September 30, 2017
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$107,162	77%	760	$498,145	77%	766
Refinanced by Bank customers	17,930	69	747	120,835	66	760
Correspondent purchased	84,746	75	760	563,176	74	765
	$209,838	76	759	$1,182,156	74	765

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the fiscal year ended September 30, 2017.

	For the Three Months Ended			For the Year Ended
	September 30, 2017			September 30, 2017
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$114,605	54.6%	3.69%	$554,282	46.9%	3.51%
Texas	33,731	16.1	3.77	223,289	18.9	3.58
Missouri	31,299	14.9	3.70	180,426	15.3	3.59
Other states	30,203	14.4	3.85	224,159	18.9	3.58
	$209,838	100.0%	3.72	$1,182,156	100.0%	3.55

Commercial Real Estate Loans: During the current fiscal year, the Bank entered into commercial real estate loan participations of $67.7 million, which included $54.0 million of commercial real estate construction loans. The majority of the $54.0 million of commercial real estate construction loans had not yet been funded as of September 30, 2017. The Bank intends to continue to grow its commercial real estate loan portfolio through participations with correspondent lenders and other lead banks with which the Bank has commercial real estate lending relationships.

The following table presents the Bank's commercial real estate loans and commitments by industry classification, as defined by the North American Industry Classification System, as of September 30, 2017. Included in the table are fixed-rate loans totaling $294.8 million at a weighted average rate of 4.05% and adjustable-rate loans totaling $128.4 million at a weighted average rate of 4.46%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due to the majority of the fixed-rate loans in the portfolio at September 30, 2017 having shorter terms. Based on the terms of the construction loans as of September 30, 2017, of the $105.9 million of undisbursed amounts in the table, approximately $31.0 million is projected to be disbursed by December 31, 2017, and an additional $55.7 million is projected to be disbursed by September 30, 2018. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. For outstanding commitments, in certain cases, the weighted average rate presented represents our best estimate.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$123,839	$16,664	$140,503	$24,700	$165,203	39.0%
Health care and social assistance	38,273	49,563	87,836	—	87,836	20.8
Real estate rental and leasing	23,420	37,835	61,255	1,650	62,905	14.9
Arts, entertainment, and recreation	33,944	—	33,944	—	33,944	8.0
Multi-family	10,322	—	10,322	20,950	31,272	7.4
Retail trade	25,480	1,822	27,302	—	27,302	6.4
Other	14,704	—	14,704	—	14,704	3.5
	$269,982	$105,884	$375,866	$47,300	$423,166	100.0%

Weighted average rate	4.10%	4.34%	4.17%	4.22%	4.17%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of September 30, 2017.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$89,647	$54,280	$143,927	$24,700	$168,627	39.8%
Missouri	74,297	50,104	124,401	—	124,401	29.4
Kansas	75,381	—	75,381	—	75,381	17.8
Nebraska	—	—	—	20,950	20,950	5.0
Colorado	14,731	—	14,731	1,650	16,381	3.9
Arkansas	8,006	—	8,006	—	8,006	1.9
California	6,471	—	6,471	—	6,471	1.5
Montana	1,449	1,500	2,949	—	2,949	0.7
	$269,982	$105,884	$375,866	$47,300	$423,166	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of September 30, 2017.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$157,180
>$15 to $30 million	6	142,530
>$10 to $15 million	2	25,855
>$5 to $10 million	3	24,350
$1 to $5 million	23	66,119
Less than $1 million	16	7,132
	54	$423,166

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at September 30, 2017, approximately 67% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of loans were owned by the Bank, on average, for approximately seven months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	129	$13,257	120	$10,455	122	$10,886	130	$11,232	143	$13,593
Correspondent purchased	8	1,827	5	1,278	4	739	17	7,809	9	3,329
Bulk purchased	22	3,194	15	2,511	19	3,527	26	4,844	21	5,008
Consumer:
Home equity	30	467	30	412	36	761	38	665	36	635
Other	5	33	5	14	7	34	7	17	5	62
	194	$18,778	175	$14,670	188	$15,947	218	$24,567	214	$22,627
30 to 89 days delinquent loans
to total loans receivable, net		0.26%		0.20%		0.22%		0.35%		0.33%

	Non-Performing Loans and OREO at:
	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	67	$5,515	50	$4,264	65	$5,348	79	$6,647	73	$8,190
Correspondent purchased	1	91	—	—	3	901	2	553	3	985
Bulk purchased	13	3,371	18	4,805	24	7,097	27	7,982	28	7,323
Consumer:
Home equity	21	406	27	484	22	423	29	456	26	520
Other	1	4	2	10	3	7	7	18	5	9
	103	9,387	97	9,563	117	13,776	144	15,656	135	17,027

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.13%		0.13%		0.19%		0.22%		0.24%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	50	4,567	89	9,493	92	10,675	82	11,393	70	8,956
Correspondent purchased	8	1,690	9	1,589	4	583	6	1,231	9	2,786
Bulk purchased	4	846	3	1,023	3	809	2	147	1	31
Consumer:
Home equity	7	113	12	251	14	346	14	371	12	328
	69	7,216	113	12,356	113	12,413	104	13,142	92	12,101
Total non-performing loans	172	16,603	210	21,919	230	26,189	248	28,798	227	29,128

Non-performing loans as a percentage of total loans		0.23%		0.30%		0.36%		0.41%		0.42%

OREO:
One- to four-family:
Originated(2)	4	$58	9	$200	9	$831	10	$888	12	$692
Correspondent purchased	—	—	—	—	—	—	—	—	1	499
Bulk purchased	5	1,279	5	1,671	6	1,830	3	1,196	4	1,265
Consumer:
Home equity	1	67	1	82	—	—	—	—	—	—
Other(3)	—	—	—	—	—	—	1	1,278	1	1,278
	10	1,404	15	1,953	15	2,661	14	3,362	18	3,734
Total non-performing assets	182	$18,007	225	$23,872	245	$28,850	262	$32,160	245	$32,862

Non-performing assets as a percentage of total assets		0.20%		0.26%		0.31%		0.35%		0.35%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. The decrease in the balance of these loans at September 30, 2017 compared to June 30, 2017 was due to fewer loans being classified as Troubled Debt Restructurings ("TDRs") as a result of management refining its methodology for assessing whether a loan modification qualifies as a TDR.  At September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016, this amount was comprised of $1.8 million, $2.7 million, $2.0 million, $2.0 million, and $2.3 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $5.4 million, $9.7 million, $10.4 million, $11.1 million, and $9.8 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(3)	Represents a single property the Bank purchased for a potential branch site. The Bank sold the property during the March 31, 2017 quarter.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
	(Dollars in thousands)
Balance at beginning of period	$8,486	$8,447	$8,521	$8,540	$9,312
Charge-offs:
One- to four-family:
Originated	(27)	(4)	(17)	(24)	(103)
Bulk purchased	(143)	(25)	(48)	—	(75)
Total	(170)	(29)	(65)	(24)	(178)
Consumer:
Home equity	(18)	(9)	(16)	(8)	—
Other	(5)	(3)	(1)	—	(1)
Total	(23)	(12)	(17)	(8)	(1)
Total charge-offs	(193)	(41)	(82)	(32)	(179)
Recoveries:
One- to four-family:
Originated	1	3	—	—	18
Bulk purchased	96	69	—	—	134
Total	97	72	—	—	152
Consumer:
Home equity	8	5	5	8	4
Other	—	3	3	5	1
Total	8	8	8	13	5
Total recoveries	105	80	8	13	157
Net (charge-offs) recoveries	(88)	39	(74)	(19)	(22)
Provision for credit losses	—	—	—	—	(750)
Balance at end of period	$8,398	$8,486	$8,447	$8,521	$8,540

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.43	(0.15)	0.24	0.06	0.07
ACL to non-performing loans at end of period	50.58	38.72	32.25	29.59	29.32
ACL to loans receivable, net at end of period	0.12	0.12	0.12	0.12	0.12
ACL to net charge-offs (annualized)	23.6x	N/M(1)	28.6x	111.5x	95.6x

(1)	The ACL coverage ratio is not presented for this time period due to loan recoveries exceeding loan charge-offs during the period.

	For the Year Ended
	September 30,
	2017	2016
	(Dollars in thousands)
Balance at beginning of period	$8,540	$9,443
Charge-offs:
One- to four-family:
Originated	(72)	(200)
Bulk purchased	(216)	(342)
Total	(288)	(542)
Consumer:
Home equity	(51)	(83)
Other	(9)	(5)
Total	(60)	(88)
Total charge-offs	(348)	(630)
Recoveries:
One- to four-family:
Originated	4	77
Bulk purchased	165	374
Total	169	451
Consumer:
Home equity	26	25
Other	11	1
Total	37	26
Total recoveries	206	477
Net charge-offs	(142)	(153)
Provision for credit losses	—	(750)
Balance at end of period	$8,398	$8,540

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs during the
period to average non-performing assets	0.56	0.48
ACL to non-performing loans at end of period	50.58	29.32
ACL to loans receivable, net at end of period	0.12	0.12
ACL to net charge-offs	58.9x	55.8x

TDRs - The following table presents the Company's TDRs, based on accrual status, at the dates indicated.

	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
	(Dollars in thousands)
Accruing TDRs	$27,383	$27,343	$26,209	$22,726	$23,177
Nonaccrual TDRs(1)	11,742	15,947	16,868	17,983	18,725
Total TDRs	$39,125	$43,290	$43,077	$40,709	$41,902

(1)	Nonaccrual TDRs are included in the non-performing loan table above.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. The majority of our securities are issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 75% of the securities portfolio at September 30, 2017. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2017			June 30, 2017			September 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$632,422	2.14%	2.9	$682,062	2.16%	3.0	$836,852	2.16%	2.9
GSE debentures	271,300	1.29	1.3	296,283	1.25	1.4	346,226	1.15	0.9
Municipal bonds	28,337	1.65	2.0	29,220	1.65	2.2	33,303	1.69	2.4
Total fixed-rate securities	932,059	1.88	2.4	1,007,565	1.87	2.5	1,216,381	1.86	2.3

Adjustable-rate securities:
MBS	304,153	2.55	4.6	328,416	2.49	4.8	400,161	2.25	4.7
Trust preferred securities	2,067	2.58	19.7	2,074	2.50	20.0	2,123	2.11	20.7
Total adjustable-rate securities	306,220	2.55	4.7	330,490	2.49	4.9	402,284	2.24	4.8
Total securities portfolio	$1,238,279	2.05	3.0	$1,338,055	2.03	3.1	$1,618,665	1.95	2.9

MBS: The following tables summarize the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	September 30, 2017			June 30, 2017			March 31, 2017			December 31, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,017,145	2.26%	3.6	$1,090,870	2.25%	3.9	$1,166,326	2.18%	3.5	$1,246,078	2.19%	3.5
Maturities and repayments	(72,966)			(71,763)			(73,801)			(88,564)
Net amortization of (premiums)/discounts	(937)			(992)			(1,015)			(1,290)
Purchases:
Fixed	—	—	—	—	—	—	—	—	—	10,890	1.99	3.8
Change in valuation on AFS securities	(795)			(970)			(640)			(788)
Ending balance - carrying value	$942,447	2.28	3.5	$1,017,145	2.26	3.6	$1,090,870	2.25	3.9	$1,166,326	2.18	3.5

	For the Year Ended
	September 30, 2017			September 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,246,078	2.19%	3.5	$1,462,539	2.24%	3.8
Maturities and repayments	(307,094)			(350,990)
Net amortization of (premiums)/discounts	(4,234)			(5,011)
Purchases:
Fixed	10,890	1.99	3.8	42,827	1.83	4.1
Adjustable	—	—	—	100,133	2.02	5.4
Change in valuation on AFS securities	(3,193)			(3,420)
Ending balance - carrying value	$942,447	2.28	3.5	$1,246,078	2.19	3.5

Investment Securities: The following tables summarize the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	September 30, 2017			June 30, 2017			March 31, 2017			December 31, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$326,786	1.29%	1.6	$328,323	1.29%	1.9	$355,681	1.27%	2.0	$382,097	1.20%	1.2
Maturities and calls	(25,818)			(1,538)			(28,863)			(50,019)
Net amortization of (premiums)/discounts	(55)			(57)			(61)			(72)
Purchases:
Fixed	—	—	—	—	—	—	1,535	1.30	3.4	25,000	1.70	4.0
Change in valuation on AFS securities	209			58			31			(1,325)
Ending balance - carrying value	$301,122	1.33	1.5	$326,786	1.29	1.6	$328,323	1.29	1.9	$355,681	1.27	2.0

	For the Year Ended
	September 30, 2017			September 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$382,097	1.20%	1.2	$566,754	1.19%	1.8
Maturities and calls	(106,238)			(285,152)
Net amortization of (premiums)/discounts	(245)			(331)
Purchases:
Fixed	26,535	1.68	4.0	101,359	1.09	0.8
Change in valuation on AFS securities	(1,027)			(533)
Ending balance - carrying value	$301,122	1.33	1.5	$382,097	1.20	1.2

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2017			June 30, 2017			September 30, 2016
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$243,670	—%	4.6%	$244,037	—%	4.6%	$217,009	—%	4.2%
Interest-bearing checking	615,615	0.05	11.6	627,905	0.05	11.9	597,319	0.05	11.6
Savings	349,977	0.24	6.6	354,289	0.24	6.8	335,426	0.17	6.5
Money market	1,190,185	0.24	22.4	1,217,580	0.24	23.1	1,186,132	0.24	23.0
Retail certificates of deposit	2,450,418	1.52	46.1	2,432,867	1.48	46.2	2,458,160	1.43	47.6
Public units	460,003	1.28	8.7	391,007	1.08	7.4	369,972	0.70	7.1
	$5,309,868	0.89	100.0%	$5,267,685	0.84	100.0%	$5,164,018	0.80	100.0%

The following table presents scheduled maturities of our certificates of deposit, including public units, along with associated weighted average rates, as of September 30, 2017:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$469,691	$78,910	$84	$—	$548,685	0.74%
1.00 – 1.99%	645,723	619,783	478,619	422,071	2,166,196	1.60
2.00 – 2.99%	1,001	49,844	113,263	31,432	195,540	2.24
	$1,116,415	$748,537	$591,966	$453,503	$2,910,421	1.48

Percent of total	38.4%	25.7%	20.3%	15.6%
Weighted average rate	1.08	1.52	1.86	1.93
Weighted average maturity (in years)	0.4	1.5	2.5	3.9	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.8

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of September 30, 2017. During the current quarter the Bank entered into interest rate swaps with a notional amount of $200.0 million in order to hedge the variability of cash flows associated with 12-month adjustable-rate FHLB advances. The combination of the swaps with the advances creates synthetic long-term liabilities with an expected WAL of six years.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal Year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2018	$475,000	$100,000	2.16%	2.55%
2019	500,000	—	1.56	1.69
2020	350,000	100,000	2.11	2.11
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,175,000	$200,000	2.04	2.16

(1)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of September 30, 2017.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2017	$250,913	1.01%	$149,081	1.11%	$200,000	2.94%	$599,994	1.68%
March 31, 2018	218,141	1.09	82,462	1.19	—	—	300,603	1.12
June 30, 2018	208,676	1.04	35,721	1.24	100,000	2.82	344,397	1.57
September 30, 2018	150,208	1.09	21,213	1.22	275,000	2.17	446,421	1.76
	$827,938	1.05	$288,477	1.16	$575,000	2.55	$1,691,415	1.58

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The weighted average effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2017			June 30, 2017			March 31, 2017			December 31, 2016
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,175,000	2.23%	2.5	$2,475,000	2.35%	2.5	$2,475,000	2.35%	2.7	$2,575,000	2.29%	2.9
Maturities:
FHLB advances	(100,000)	3.12		(300,000)	3.24		—	—		(100,000)	0.78
New borrowings:
FHLB advances	100,000	1.85	3.0	—	—	—	—	—	—	—	—	—
FHLB advances - interest rate swap(1)	200,000	2.05	6.0	—	—	—	—	—	—	—	—	—
Ending balance	$2,375,000	2.16	2.7	$2,175,000	2.23	2.5	$2,475,000	2.35	2.5	$2,475,000	2.35	2.7

	For the Year Ended
	September 30, 2017			September 30, 2016
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,575,000	2.29%	2.9	$2,775,000	2.29%	3.3
Maturities:
FHLB advances	(500,000)	2.72		(400,000)	1.97
New borrowings:
FHLB advances	100,000	1.85	3.0	200,000	1.64	5.0
FHLB advances - interest rate swap(1)	200,000	2.05	6.0	—	—	—
Ending balance	$2,375,000	2.16	2.7	$2,575,000	2.29	2.9

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $200.0 million to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps. Excluding the effect of the interest rate swaps, the weighted average effective rate of the adjustable-rate FHLB advances was 1.30% and the WAM as of the date of issue was one year.

Average Rates and Lives

At September 30, 2017, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $641.6 million, or 6.98% of total assets, compared to $226.3 million, or 2.49% of total assets, at June 30, 2017, and $1.07 billion, or 11.54% of total assets, at September 30, 2016. The increase in the one-year gap amount at September 30, 2017 compared to June 30, 2017 was due primarily to an increase in the amount of cash held at September 30, 2017, along with a decrease in the amount of projected cash flows from non-maturity deposits in the one-year horizon and the extension of FHLB advances that matured. During the current quarter, management made a change to how non-maturity deposits are modeled within the Bank's interest rate risk model. The Bank uses a deposit model that was developed from the results of a Bank-specific deposit study. The deposit study analyzed the historical behavior of the Bank's non-maturity deposits to predict the future balances of these accounts. The change was made due to back testing results indicating that the model was not predicting deposit behavior as well as management expected. The change resulted in an increase in the WAL of these liabilities. The decrease in the amount of projected cash flows from non-maturity deposits in the first three years was due to the implementation of this change. The decrease in the one-year gap amount from September 30, 2016 to September 30, 2017 was due to lower projected cash flows on mortgage-related assets. Market rates of interest increased between September 30, 2016 and September 30, 2017. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates. This increase in interest rates resulted in lower projected cash flows on these assets over the next year compared to September 30, 2016.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2017, the Bank's one-year gap is projected to be $81.3 million, or 0.88% of total assets. This compares to a one-year gap of $(295.9) million, or (3.25)% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2017, and $208.7 million, or 2.25% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2016.

During the current quarter, loan repayments totaled $307.9 million and cash flows from the securities portfolio totaled $98.8 million. The asset cash flows of $406.7 million were reinvested into new assets at current market interest rates. Total cash flows from fixed-rate liabilities that matured or repriced during the current quarter were approximately $701.3 million, including $300.0 million of FHLB advances that were renewed. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of September 30, 2017 was 2.3 years. However, including the impact of interest rate swaps related to $200.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of September 30, 2017 was 2.7 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Purchases in the securities portfolio over the past couple of years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise or used to purchase higher-yielding assets. The WAL of the Bank's securities portfolio as of September 30, 2017 was 2.5 years.

In addition to the wholesale strategies, the Bank has sought to increase core deposits and long-term certificates of deposit. Core deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. At September 30, 2017 the WAL of the Bank's non-maturity deposits was 13.5 years, compared to 7.8 years at June 30, 2017. The increase in the WAL of the Bank's non-maturity deposits was due to the changes in the deposit model discussed above.

Over the last couple years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. The balance of our retail certificates of deposit with terms of 36 months or longer increased $288.6 million, or 20%, since September 30, 2015. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise in a given time period.

Because of the on-balance sheet strategies implemented over the past several years, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	September 30, 2017
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$301,122	1.33%	1.5	24.2%	3.4%
MBS - fixed	633,874	2.14	2.9	51.0	7.1
MBS - adjustable	308,573	2.55	4.6	24.8	3.5
Total securities	1,243,569	2.05	3.0	100.0%	14.0
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,211,167	3.09	4.0	16.9%	13.6
> 15 years	4,428,085	3.85	6.0	61.6	49.9
All other fixed-rate loans	268,472	4.20	4.0	3.7	3.0
Total fixed-rate loans	5,907,724	3.71	5.5	82.2	66.5
Adjustable-rate one- to four-family:
<= 36 months	264,387	1.77	3.2	3.7	3.0
> 36 months	852,609	3.09	2.7	11.9	9.6
All other adjustable-rate loans	158,031	4.92	3.1	2.2	1.8
Total adjustable-rate loans	1,275,027	3.04	2.8	17.8	14.4
Total loans receivable	7,182,751	3.59	5.0	100.0%	80.9
FHLB stock	100,954	6.47	2.3		1.1
Cash and cash equivalents	351,659	1.25	—		4.0
Total interest-earning assets	$8,878,933	3.32	4.5		100.0%

Non-maturity deposits	$2,399,447	0.17	13.5	45.2%	31.2%
Retail certificates of deposit	2,450,418	1.52	1.8	46.1	31.9
Public units	460,003	1.28	0.8	8.7	6.0
Total deposits	5,309,868	0.89	7.0	100.0%	69.1
Term borrowings	2,375,000	2.16	2.7		30.9
Total interest-bearing liabilities	$7,684,868	1.28	5.7		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated (annualized for the three month periods) and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at September 30, 2017. At September 30, 2017, the leverage strategy was not in place, so the yields/rates presented at September 30, 2017 in the tables below do not reflect the effects of the leverage strategy. Weighted average yields are derived by dividing income (annualized for the three month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Year Ended September 30,
	September 30,	2017			2016
	2017	Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.59%	$7,150,686	$253,393	3.54%	$6,766,317	$243,311	3.60%
MBS(2)	2.28	1,088,495	23,809	2.19	1,366,605	29,794	2.18
Investment securities(2)(3)	1.33	341,149	4,362	1.28	481,223	5,925	1.23
FHLB stock	6.47	192,896	12,233	6.34	204,894	12,252	5.98
Cash and cash equivalents(4)	1.25	2,114,722	19,389	0.90	2,168,896	9,831	0.45
Total interest-earning assets(1)(2)	3.32	10,887,948	313,186	2.87	10,987,935	301,113	2.74
Other non-interest-earning assets		299,338			293,692
Total assets		$11,187,286			$11,281,627

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$827,677	302	0.04	$784,303	291	0.04
Savings	0.24	346,495	783	0.23	326,744	603	0.18
Money market	0.24	1,210,644	2,868	0.24	1,173,983	2,762	0.24
Retail certificates	1.52	2,434,470	35,449	1.46	2,370,286	32,181	1.36
Wholesale certificates	1.28	391,902	3,566	0.91	370,707	2,022	0.55
Total deposits	0.89	5,211,188	42,968	0.82	5,026,023	37,859	0.75
FHLB borrowings(5)	2.09	4,269,494	68,871	1.61	4,530,835	65,091	1.43
Repurchase agreements	2.94	200,000	5,965	2.94	200,000	5,981	2.94
Total borrowings	2.16	4,469,494	74,836	1.67	4,730,835	71,072	1.50
Total interest-bearing liabilities	1.28	9,680,682	117,804	1.21	9,756,858	108,931	1.11
Other non-interest-bearing liabilities		124,443			120,636
Stockholders' equity		1,382,161			1,404,133
Total liabilities and stockholders' equity		$11,187,286			$11,281,627

Net interest income(6)			$195,382			$192,182
Net interest rate spread(7)(8)	2.04			1.66			1.63
Net interest-earning assets		$1,207,266			$1,231,077
Net interest margin(8)(9)				1.79			1.75
Ratio of interest-earning assets
to interest-bearing liabilities				1.12x			1.13x

Selected performance ratios:
Return on average assets(8)				0.75%			0.74%
Return on average equity(8)				6.09			5.95
Average equity to average assets				12.35			12.45
Operating expense ratio(10)				0.80			0.84
Efficiency ratio(11)				41.21			43.76
Pre-tax yield on leverage strategy(12)				0.21			0.16

	For the Three Months Ended
	September 30, 2017			June 30, 2017
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$7,223,607	$64,329	3.56%	$7,224,131	$64,013	3.54%
MBS(2)	978,126	5,435	2.22	1,051,440	5,821	2.21
Investment securities(2)(3)	326,649	1,061	1.30	327,727	1,063	1.30
FHLB stock	188,369	3,080	6.49	193,617	3,114	6.45
Cash and cash equivalents(4)	2,088,585	6,669	1.25	2,135,014	5,619	1.04
Total interest-earning assets(1)(2)	10,805,336	80,574	2.98	10,931,929	79,630	2.91
Other non-interest-earning assets	304,860			295,602
Total assets	$11,110,196			$11,227,531

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$838,141	76	0.04	$843,997	77	0.04
Savings	351,308	217	0.24	354,835	213	0.24
Money market	1,214,694	727	0.24	1,218,900	720	0.24
Retail certificates	2,419,930	9,097	1.49	2,444,620	8,932	1.47
Wholesale certificates	406,862	1,196	1.17	396,737	953	0.96
Total deposits	5,230,935	11,313	0.86	5,259,089	10,895	0.83
FHLB borrowings(5)	4,182,283	18,099	1.71	4,264,448	17,884	1.67
Repurchase agreements	200,000	1,504	2.94	200,000	1,487	2.94
Total borrowings	4,382,283	19,603	1.76	4,464,448	19,371	1.73
Total interest-bearing liabilities	9,613,218	30,916	1.27	9,723,537	30,266	1.24
Other non-interest-bearing liabilities	130,112			113,031
Stockholders' equity	1,366,866			1,390,963
Total liabilities and stockholders' equity	$11,110,196			$11,227,531

Net interest income(6)		$49,658			$49,364
Net interest rate spread(7)(8)			1.71			1.67
Net interest-earning assets	$1,192,118			$1,208,392
Net interest margin(8)(9)			1.84			1.81
Ratio of interest-earning assets
to interest-bearing liabilities			1.12x			1.12x

Selected performance ratios:
Return on average assets (annualized)(8)			0.74%			0.76%
Return on average equity (annualized)(8)			6.03			6.15
Average equity to average assets			12.30			12.39
Operating expense ratio(10)			0.85			0.81
Efficiency ratio(11)			42.26			41.30
Pre-tax yield on leverage strategy(12)			0.20			0.21

(1)	Calculated net of unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $30.7 million and $37.0 million for the fiscal years ended September 30, 2017 and 2016, respectively, and $28.8 million and $29.4 million for the quarters ended September 30, 2017 and June 30, 2017, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.93 billion and $1.97 billion for the fiscal years ended September 30, 2017 and 2016, respectively, and $1.92 billion and $1.94 billion for the quarters ended September 30, 2017 and June 30, 2017, respectively.

(5)
Included in this line, for the fiscal year ended September 30, 2017 and 2016, respectively, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.02 billion and $2.06 billion, interest paid of $18.5 million and $10.1 million, at a rate of 0.91% and 0.48%, respectively. Included in this line, for the quarters ended September 30, 2017 and June 30, 2017, respectively, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.01 billion and $2.03 billion, interest paid of $6.4 million and $5.3 million, at a rate of 1.26% and 1.04%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The tables below provide a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Year Ended September 30,
	2017			2016
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets	0.75%	(0.14)%	0.89%	0.74%	(0.14)%	0.88%
Return on average equity	6.09	0.21	5.88	5.95	0.17	5.78
Net interest margin	1.79	(0.36)	2.15	1.75	(0.35)	2.10
Net interest rate spread	1.66	(0.32)	1.98	1.63	(0.30)	1.93

	For the Three Months Ended
	September 30, 2017			June 30, 2017
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.74%	(0.14)%	0.88%	0.76%	(0.14)%	0.90%
Return on average equity (annualized)	6.03	0.19	5.84	6.15	0.21	5.94
Net interest margin	1.84	(0.37)	2.21	1.81	(0.35)	2.16
Net interest rate spread	1.71	(0.33)	2.04	1.67	(0.31)	1.98

(9)	Net interest margin represents net interest income (annualized for the three month periods) as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents non-interest expense (annualized for the three month periods) as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)
The pre-tax yield on the leverage strategy represents pre-tax income (annualized for the three month periods) resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.